Exhibit 10.14

FORM OF OPTION AWARD AGREEMENT

OPTION AWARD AGREEMENT UNDER THE FRESH MARKET, INC. 2010 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of [—], 2010, between The Fresh Market, Inc. (the “Company”), a Delaware corporation, and [NAME].

This Option Award Agreement (the “Award Agreement”) sets forth the terms and conditions of an award of options to purchase [—] shares (the “Award”) of the Company’s common stock, $0.01 par value per share (each, a “Share”), that are being granted to you on the date hereof (such date, the “Grant Date”), at an exercise price of $[—] per Share (the “Exercise Price”), that are subject to the terms and conditions specified herein (each such option to purchase one Share, an “Option”), and that are granted to you under The Fresh Market, Inc. 2010 Omnibus Incentive Compensation Plan (the “Plan”). The Options are not intended to qualify as “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10 OF THIS AWARD AGREEMENT. BY SIGNING YOUR NAME BELOW, YOU SHALL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Award Agreement or any other arrangement between you and the Company (any such arrangement, a “Company Arrangement”), on the other hand, the terms of the Plan shall govern. Except as set forth in Section 10 of this Award Agreement, in the event of any conflict between the terms of this Award Agreement and the terms of any other Company Arrangement, the terms of such Company Arrangement shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

(a) “Cause” has the meaning set forth in any other Company Arrangement or, if more favorable to you, means the occurrence of any one of the following:

(i) your willful and continued failure to perform substantially your duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) your willful engaging in (A) gross misconduct that is materially and demonstrably injurious to the Company or any of its Affiliates or (B) illegal conduct;

(iii) your willful and material breach of any Company Arrangement;

(iv) your willful violation of any material provision of the Company’s Code of Business Conduct and Ethics; or

(v) your willful failure to cooperate with an investigation by any governmental authority.

(b) “Vesting Date” means the date on which your rights with respect to all or a portion of the Options subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3(a) of this Award Agreement.

SECTION 3. Vesting and Exercise. (a) Vesting. On each Vesting Date set forth below, your rights with respect to the number of Options that corresponds to such Vesting Date, as specified in the chart below, shall become vested and such Options shall become exercisable, provided that you must be employed by the Company or an Affiliate on the relevant Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in any other Company Arrangement.

Vesting Date	Percentage of Total Options Eligible to Vest	Actual Number of Options Eligible to Vest

First anniversary of the Grant Date	25%

Second anniversary of the Grant Date	25%

Third anniversary of the Grant Date	25%

Fourth anniversary of the Grant Date	25%

(b) Exercise of Options. Options, to the extent that they are vested, may be exercised, in whole or in part (but for the purchase of whole Shares only), by delivery to the Company (i) of a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of Options that are thereby exercised, and (ii) full payment, in accordance with Section 6(b) of the Plan, of the aggregate Exercise Price for the Shares with respect to which the Options are thereby exercised. The notice shall be signed by you or any other person then entitled to exercise the Options. Upon exercise and full payment of the Exercise Price for Shares with respect to which the Options are thereby exercised, subject to Section 7(a) of this

Award Agreement, the Company shall issue to you or your legal representative (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, the delivery of share certificates or as otherwise determined by the Company) one Share for each Option you have exercised. Notwithstanding the foregoing, unless the Committee determines otherwise, vested and unexercised Options shall expire (A) automatically on the date of the termination of your employment for Cause or (B) three months after the date of the termination of your employment if your employment is terminated by the Company for any reason other than Cause or you resign voluntarily for any reason. Notwithstanding any provision of this Award Agreement or any other Company Arrangement to the contrary, all Options shall automatically expire on the tenth anniversary of the Grant Date.

SECTION 4. Forfeiture of Options. Unless the Committee determines otherwise, and except as otherwise provided in any other Company Arrangement, if your rights with respect to any Options awarded to you pursuant to this Award Agreement have not become vested prior to the date on which your employment with the Company and its Affiliates terminates, your rights with respect to such unvested Options shall immediately terminate, and you shall be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to an Option have become vested and you exercise your right to purchase the Share underlying such Option, you shall not be entitled to exercise any voting rights with respect to such Share and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of Options. Unless otherwise provided by the Committee in its discretion, Options may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(c) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of an Option in violation of the provisions of this Section 6 and Section 9(c) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(b) of this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(l) of the Plan. In the event that there is withholding tax liability in connection with the exercise of the Options, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the Shares you would be entitled to receive upon exercise of the Options a number of Shares having a Fair Market Value equal to such withholding tax liability.

(b) Consents. Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. The Committee shall have discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) In General. All disputes, controversies and claims arising between you and the Company concerning the subject matter of this Award Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Award Agreement or the Plan. The location of the arbitration shall be Greensboro, North Carolina or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 10(a) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 10(a) shall preclude you or the Company from seeking temporary injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices or other communications required or permitted under the terms of this Award Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel

If to you:	To your address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 12. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 13. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 14. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Options shall be subject to the provisions of Section 4(b) of the Plan).

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

THE FRESH MARKET, INC.,

by

Name:
Title:

[NAME],